EXHIBIT 99.1

JOINT FILING AGREEMENT

WHEREAS, the statement or amended statement on Schedule 13D to which this agreement is an exhibit (the “Joint Statement”) is being filed on behalf of the undersigned persons (collectively the “Filing Persons”); and

WHEREAS, the Filing Persons prefer to file the Joint Statement on behalf of all of the Filing Persons rather than individual statements on Schedule 13D on behalf of each of the Filing Persons;

NOW, THEREFORE, the undersigned hereby agree as follows with each of the other Filing Persons:

1.             Each of the Filing Persons is individually eligible to use the Joint Statement.

2.             Each of the Filing Persons is responsible for the timely filing of the Joint Statement and any amendments thereto.

3.             Each of the Filing Persons is responsible for the completeness and accuracy of the information concerning such person contained in the Joint Statement.

4.             None of the Filing Persons is responsible for the completeness or accuracy of the information concerning the other Filing Persons contained in the Joint Statement; unless such person knows or has reason to believe that such information is inaccurate.

5.             The undersigned agree that the Joint Statement is, and any amendment thereto will be, filed on behalf of each of the Filing Persons.

This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Date: December 16, 2008

/s/ Greg R. Gianforte
Greg R. Gianforte

/s/ Susan Gianforte
Susan Gianforte